Exhibit 99.1

PRESS RELEASE	Contact:	Carrizo Oil & Gas, Inc.
Richard Hunter, Vice President of Investor Relations
Paul F. Boling, Chief Financial Officer
(713) 328-1000

CARRIZO OIL & GAS, INC. ANNOUNCES RECORD PRODUCTION, REVENUE, AND EBITDA IN FIRST QUARTER 2012 FINANCIAL RESULTS, INCLUDING RECORD OIL PRODUCTION AND OIL REVENUE

HOUSTON, May 8, 2012—Carrizo Oil & Gas, Inc. (Nasdaq: CRZO) today announced the Company’s record financial results for the first quarter of 2012, which included the following highlights:

Results for the first quarter of 2012—

•	Record Oil Production of 5,945 Bbls/d, an increase of 91% from the fourth quarter of 2011

•	Record Gas and NGL production of 116,687 Mcfe/d

•	Record Total Production of 13.9 Bcfe, or 152,358 Mcfe/d, (equivalently 2.3 MMBOE, or 25,393 BOE/d) an increase of 16% from the fourth quarter of 2011

•	Record Revenue of $80.7 million, or adjusted revenue of $91.7 million, including the impact of realized hedges

•	Record Oil Revenue of $59.4 million, or 74% of total revenue

•	Net Income of $9.4 million, or Adjusted Net Income, (as defined below) of $18.0 million

•	Record EBITDA, (as defined below) of $70.2 million

Production volumes during the three months ended March 31, 2012 were 13.9 Bcfe, an increase of 3.2 Bcfe, or 30%, from first quarter 2011 production of 10.7 Bcfe and an increase of 1.9 Bcfe, or 16%, from fourth quarter 2011 production of 11.9 Bcfe. The increase in production from the first quarter of 2011 to the first quarter of 2012 was primarily due to increased production from new wells, partially offset by normal production decline and the sale of substantially all of our non-core area Barnett Shale properties to KKR Natural Resources (“KKR”) in May 2011. The increase in production from the fourth quarter of 2011 to the first quarter of 2012 was primarily due to increased production from new wells, partially offset by normal production decline.

Adjusted revenues were $91.7 million for the first quarter of 2012, which includes oil and gas revenues of $80.7 million and realized hedge gains of $11.0 million, compared to $52.9 million for the first quarter of 2011, which includes oil and gas revenues of $44.1 million and realized hedge gains of $8.8 million. The increase in adjusted revenues was primarily driven by increased production and higher oil prices partially offset by lower gas prices. Including the impact of realized hedges, the Company’s average realized oil price increased 23% to $109.65 per barrel for the first quarter of 2012 compared to $88.84 per barrel for the first quarter of 2011 and the gas price decreased 27% to $3.05 per Mcfe for the first quarter of 2012 compared to $4.14 per Mcfe for the first quarter of 2011. Revenues excluding the impact of realized hedges are presented in the table below.

Adjusted net income, which excludes certain non-cash items described in the statements of operations included below (“Adjusted Net Income”), was $18.0 million, or $0.46 and $0.45 per basic and diluted share, respectively, during the first quarter of 2012, as compared to $10.6 million, or $0.27 per basic and diluted share during the first quarter of 2011. The Company reported net income of $9.4 million, or $0.24 per basic and diluted share for the quarter ended March 31, 2012, as compared to net income of $0.7 million, or $0.02 per basic and diluted share for the same quarter during 2011.

Earnings before interest, income tax, depreciation, and depletion and amortization (“EBITDA”), as described in the statements of operations included below, was $70.2 million, or $1.78 and $1.76 per basic and diluted share, respectively, during the first quarter of 2012, as compared to $39.6 million, or $1.02 and $1.01 per basic and diluted share, respectively, during the first quarter of 2011.

Lease operating expenses (including transportation costs of $1.2 million) were $8.4 million (or $0.61 per Mcfe) for the three months ended March 31, 2012 as compared to lease operating expenses (including transportation costs of $1.4 million) of $6.7 million (or $0.62 per Mcfe) for the first quarter of 2011. Lease operating expenses increased due to increased production. The decrease in operating cost per Mcfe is due to the KKR sale (which were higher operating and transportation cost per unit properties) partially offset by the higher operating cost per Mcfe associated with oil production.

Production taxes were $3.1 million (or 3.8% of oil and gas revenues) for the three months ended March 31, 2012 as compared to $0.9 million (or 2.1% of oil and gas revenues) for the three months ended March 31, 2011. The increase in production taxes is due to increased oil and gas production. The increase in production taxes as a percentage of oil and gas revenues was primarily due to increased oil production, which has a higher effective production tax rate as compared to our natural gas production.

Ad valorem taxes increased to $3.6 million (or $0.26 per Mcfe) for the three months ended March 31, 2012 from $0.7 million ($0.06 per Mcfe) for the same period in 2011. The $2.9 million increase in ad valorem taxes is due to $1.5 million from new oil and gas wells drilled in 2011 and $1.4 million as a result of the commonwealth of Pennsylvania’s February 2012 enactment of an “impact fee” on the drilling of unconventional natural gas wells. Because of the retroactive nature of the impact fee, approximately $1.1 million of the impact fee recognized during the first quarter is attributable to wells drilled prior to 2012.

General and administrative expense was $6.5 million during the three months ended March 31, 2012 as compared to $5.0 million during the three months ended March 31, 2011. The increase was primarily due to increased compensation costs related to an increase in personnel in the first quarter of 2012 as compared to the first quarter of 2011.

Depreciation, depletion and amortization (“DD&A”) expense for the first quarter of 2012 increased $14.9 million to $31.6 million ($2.28 per Mcfe or $13.68 per BOE) from the DD&A expense for the first quarter of 2011 of $16.7 million ($1.56 per Mcfe or $9.36 per BOE). The $14.9 million increase in DD&A is attributable to both the increase in production and an increase in the DD&A rate per Mcfe. The increase in the DD&A rate per Mcfe is largely due to the impact of the significant increase in crude oil reserves in the Eagle Ford that were added in 2011, which have a higher finding cost per equivalent unit than the Company’s natural gas reserves.

Cash interest expense, net of amounts capitalized, increased to $10.0 million for the first quarter of 2012 compared to $6.1 million for the first quarter of 2011. The increase was primarily attributable to interest on the $200 million aggregate principal amount of our Senior Notes issued in the fourth quarter of 2011.

An unrealized loss on derivatives of $8.2 million was recorded for the first quarter of 2012 compared to an unrealized loss on derivatives of $9.4 million for the first quarter of 2011 due to the change in fair value of our open derivative positions during those periods.

Non-cash, stock-based compensation expense of $4.0 million was recorded for the three months ended March 31, 2012 as compared to $3.8 million for the same period in 2011. The increase in stock-based compensation expense was primarily driven by a higher number of stock-based compensation awards outstanding during the period.

Non-cash interest expense, net of amounts capitalized, increased to $1.3 million for the first quarter of 2012 compared to $0.9 million for the first quarter of 2011, primarily due to higher amortization of deferred financing costs associated with the Carrizo UK Huntington Facility entered into during the first quarter of 2011 and the $200 million aggregate principal amount of our Senior Notes issued in the fourth quarter of 2011.

The estimated annual effective income tax rates (which are used for purposes of computing Adjusted Net Income) for the three months ended March 31, 2012 and 2011 were 36.7%. The actual effective income tax rate for the first quarter of 2012 was 29.9%, which was lower than the estimated annual effective income tax rate for 2012 of 36.7% as a result of the tax benefit associated with the year-to-date U.K. pre-tax loss during the first quarter of 2012. The actual effective income tax rate for the first quarter of 2011 was 59.0%, which was higher than the estimated annual effective income tax rate for 2011 of 36.7% due to revisions of prior period estimates of state income taxes.

Carrizo’s President and CEO, S. P. “Chip” Johnson, IV, commented, “Our oil production rate of 5,945 Bbls/day for the quarter came in slightly above the high end of our range of guidance due to quicker than anticipated initiation of production from new wells in the Eagle Ford. Our gas and NGL production of 116,687 Mcfe/day came in above our forecast primarily due to lower than expected declines in Barnett production. We were pleased to see the first material contribution to gas production from our Marcellus development in Susquehanna County, PA come on-line during the quarter when the three pad, 14 well, Baker area initiated full production. We exited the quarter with those wells flowing at approximately 17.7 Mmcf per day net to Carrizo. Higher realized oil prices during the quarter caused our 91% sequential quarterly growth in oil production to result in a 110% sequential increase in revenues from oil sales. Before the effects of hedging, 74% of our total sales revenues during the quarter came from oil. After considering the impact of the current oil and gas futures pricing strip on our annual production guidance, we have decided to report our combined production in terms of barrels of equivalent from this point forward, as Carrizo has become predominantly dependent on oil production. We plan to recognize the production impact of the previously announced sale of 35 Mmcfe per day of predominantly dry gas Barnett production to Atlas Resource Partners, L.P. starting on May 1, 2012. After accounting for these sold volumes and the expected timing of first production from new wells to come on-line, our second quarter guidance is for oil production to range between 6,800 and 7,200 barrels per day and for our gas and NGL production to range from 97,000 to 101,000 Mcf per day, for a company total of 23,500 Boe per day at the midpoint. Our guidance for the year has been adjusted to reflect the effect of the sale and higher first quarter results. 2012 domestic production guidance now stands at 2.75 to 3.05 Mmbbls of oil and 35.2 to 36.4 Bcf of gas and NGLs. We have applied the approximately net $187 million generated from the asset sale to reduce the outstanding amount drawn against our recently redetermined $325 million borrowing base.”

The Company will host a conference call to discuss 2012 first quarter financial results on Tuesday, May 8, 2012 at 10:00 AM Central Standard Time. To participate in the call, please dial (800) 707-9231 ten minutes before the call is scheduled to begin. A replay of the call will be available through Tuesday, May 15, 2012 at 11:59 AM Central Standard Time at (800) 633-8284. The conference ID for the replay is 21589684.

A simultaneous webcast of the call may be accessed over the internet at http://www.investorcalendar.com/IC/CEPage.asp?ID=168355 or by visiting our website at http://www.crzo.net, clicking on “Investor Relations” and then clicking on “2012 First Quarter Conference Call Webcast.” To listen, please go to either website in time to register and install any necessary software. The webcast will be archived for replay on the Carrizo website for 15 days.

Carrizo Oil & Gas, Inc. is a Houston-based energy company actively engaged in the exploration, development, and production of oil and gas primarily in the United States and United Kingdom. Our current operations are principally focused in proven, producing oil and gas plays primarily in the Eagle Ford Shale in South Texas, the Niobrara Formation in Colorado, the Barnett Shale in North Texas, the Marcellus Shale in Pennsylvania, New York and West Virginia, the Utica Shale in Ohio and Pennsylvania, and the U.K. North Sea where our Huntington Field project is currently under development.

Statements in this news release that are not historical facts, including but not limited to those related to timing and levels of production, drilling and completion, production mix, development plans, growth, use of proceeds, oil and gas sales, the Company’s or management’s intentions, beliefs, expectations, hopes, projections, assessment of risks, estimations, plans or predictions for the future, results of the Company’s strategies, timing of completion and drilling of wells, completion and pipeline connections, expected income tax rates and deferral of income taxes and other statements that are not historical facts are forward-looking statements that are based on current expectations. Although Carrizo believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include results of wells and production testing, performance of rig operators and gathering systems, actions by governmental authorities, joint venture partners, industry partners, lenders and other third parties, market and other conditions, availability of well connects, capital needs and uses, commodity price changes, effects of the global economy on exploration activity, results of and dependence on exploratory drilling activities, operating risks, right-of-way and other land issues, availability of capital and equipment, weather, and other risks described in Carrizo’s Form 10-K for the year ended December 31, 2011 and its other filings with the Securities and Exchange Commission.

(Financial Highlights to Follow)

CARRIZO OIL & GAS, INC.

STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(unaudited)

	THREE MONTHS ENDED
	MARCH 31,
	2012	2011
Revenues:
Oil and condensate	$59,369	$11,830
Natural gas	19,187	29,011
NGLs	2,159	3,217

Total oil and gas revenues	80,715	44,058
Realized gain on derivatives, net (1), (2)	10,952	8,794

Adjusted revenues	91,667	52,852

Costs and expenses:
Lease operating	8,423	6,666
Production taxes	3,099	941
Ad valorem taxes	3,615	691
General and administrative	6,503	5,003

Total costs and expenses	21,640	13,301

Other items of income (expense) included in EBITDA, as defined:
Other income, net	199	59

EBITDA, as defined	$70,226	$39,610

EBITDA per common share-Basic	$1.78	$1.02

EBITDA per common share-Diluted	$1.76	$1.01

Other items of income (expense) included in adjusted net income, as defined:
Depreciation, depletion and amortization expense	$(31,561)	$(16,676)
Cash interest expense	(15,466)	(10,687)
Cash interest capitalized	5,427	4,605
Accretion expense related to asset retirement obligations	(178)	(74)
Interest income	13	1

Adjusted income before income taxes	28,461	16,779
Adjusted income tax expense	(10,445)	(6,165)

ADJUSTED net income, as defined	$18,016	$10,614

ADJUSTED net income per common share-Basic	$0.46	$0.27

ADJUSTED net income per common share-Diluted	$0.45	$0.27

Other non-cash items of income (expense) included in net income:
Unrealized loss on derivatives, net (2), (3)	$(8,150)	$(9,405)
Stock-based compensation expense	(4,016)	(3,850)
Non-cash interest expense	(1,870)	(1,521)
Non-cash interest capitalized	596	655
Non-cash rent expense	(744)	—
Loss on extinguishment of debt	—	(897)
Foreign currency transaction gain (loss)	(796)	2
Recoveries of (allowance for) doubtful accounts	(40)	32

Income before income taxes	13,441	1,795
Income tax expense	(4,018)	(1,060)

Net income	$9,423	$735

Net income per common share-Basic	$0.24	$0.02

Net income per common share-Diluted	$0.24	$0.02

Weighted average common shares outstanding-Basic	39,445	38,783

Weighted average common shares outstanding-Diluted	39,917	39,406

NOTES:

(1)	Includes reclassifications of approximately $0.1 million and $0.4 million for the three months ended March 31, 2012 and 2011, respectively, from general and administrative to realized gain on derivatives, net, related to agency fees paid to enter into certain derivative positions.
(2)	Includes reclassifications of approximately $0.1 million and $0.8 million for the three months ended March 31, 2012 and 2011, respectively, from unrealized gain on derivatives, net, to realized gain on derivatives, net, for cash received from the optimization of certain hedge positions that settle in future periods. Amounts for cash received are offset by the related non-cash amortization during the period in which such hedge positions settle.
(3)	Includes reclassifications of approximately $0.1 million and $0.0 million for the three months ended March 31, 2012 and 2011, respectively, from general and administrative to unrealized gain on derivatives, net, related to accrued agency fees incurred to enter into certain derivative positions.

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CARRIZO OIL & GAS, INC.

CONDENSED BALANCE SHEETS

(In thousands)

(unaudited)

	March 31, 2012	December 31, 2011
ASSETS:
Cash and cash equivalents	$23,569	$28,112
Fair value of derivative instruments	24,962	27,877
Other current assets	83,759	64,408
Deferred income taxes	53,752	59,755
Property and equipment, net	1,485,319	1,310,514
Other assets	29,733	34,491
Investments	2,523	2,523

TOTAL ASSETS	$1,703,617	$1,527,680

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Accounts payable and accrued liabilities	$282,742	$261,151
Other current liabilities	8,798	10,169
Long-term debt, net of debt discount	870,331	729,300
Other liabilities	18,328	17,196
Fair value of derivative instruments	332	9
Shareholders' equity	523,086	509,855

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,703,617	$1,527,680

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CARRIZO OIL & GAS, INC.

PRODUCTION VOLUMES AND PRICES

(unaudited)

	THREE MONTHS ENDED
	MARCH 31,
	2012	2011
Production volumes-

Oil and condensate (Bbls)	541,012	133,451
Natural gas (Mcfe)	10,326,814	9,479,102
NGLs (Mcfe)	291,731	412,142
Natural gas and NGLs (Mcfe)	10,618,545	9,891,244
Natural gas equivalent (Mcfe)	13,864,616	10,691,952

Average sales prices-

Oil and condensate ($ per Bbl)	$109.74	$88.65
Oil and condensate ($ per Bbl)—with hedge impact	$109.65	$88.84
Natural gas ($ per Mcfe)	$1.86	$3.06
NGLs ($ per Mcfe)	$7.40	$7.81
Natural gas and NGLs ($ per Mcfe)	$2.01	$3.26
Natural gas and NGLs ($ per Mcfe)—with hedge impact	$3.05	$4.14
Natural gas equivalent ($ per Mcfe)	$5.82	$4.12
Natural gas equivalent ($ per Mcfe)—with hedge impact	$6.61	$4.94